Exhibit 4(f)

                   FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT

      THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is entered into as of the 25th day of April, 2008, by and between BlackRock Series Fund, Inc. (the "Fund") on behalf of its series set out on Schedule A (each a "Portfolio" and together with any series of the Fund existing in the future, collectively the "Portfolios"), and BlackRock Advisors, LLC (the "Investment Adviser"), the investment adviser to the Fund.

                                    RECITALS:

      WHEREAS, the Fund, on behalf of the Portfolios, and the Investment Adviser are parties to an advisory agreement (the "Advisory Agreement"), dated as of September 29, 2006, pursuant to which the Investment Adviser is entitled to receive compensation at the rate as set out in Schedule B (the "Advisory Fee") for its services to the Fund;

      WHEREAS, the Investment Adviser desires to waive its Advisory Fee under the Advisory Agreement and/or reimburse the expenses of each Portfolio presently existing or existing in the future to the extent necessary to keep each Portfolio's total annual portfolio operating expenses below the threshold set forth herein; and

      WHEREAS, contract owners of each Portfolio may benefit from the waiver and/or expense limitation by incurring lower fund operating expenses than they would absent such waiver and/or fee reimbursement.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto agrees as follows:

      1. Waiver of Advisory Fee and/or Reimbursement of Portfolio Expenses; Duration. The Investment Adviser hereby agrees to waive its Advisory Fee and/or reimburse expenses of each Portfolio to the extent necessary to reduce the total annual portfolio operating expenses of a Portfolio, excluding interest, taxes, brokerage fees and commissions and extraordinary charges such as litigation costs, to not more than 0.50% of such Portfolio's average daily net assets during the fiscal year. The limit of 0.50% of Portfolio assets shall also be exclusive of any expenses relating to investments in other investment companies. This Agreement shall be effective for each Portfolio's current fiscal year and for fiscal years thereafter unless the Board of Directors of the Fund and the Investment Adviser agree otherwise not less than 15 days prior to the end of the then current fiscal year.

      2. Acknowledgments of Investment Adviser. The Investment Adviser hereby acknowledges that the Fund will rely on this Agreement in preparing a registration statement on Form N-1A relating to the Fund and its Portfolios and any amendments and supplements thereto and in accruing the Fund's expenses, on behalf of the Portfolios, for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so.

      3. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

      4.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the Investment Adviser and the Fund have executed this Agreement as of the date and year first written above.

                                       BLACKROCK SERIES FUND, INC., on behalf of its series, BLACKROCK BALANCED
                                       CAPITAL PORTFOLIO, BLACKROCK
                                       FUNDAMENTAL GROWTH PORTFOLIO,
                                       BLACKROCK GLOBAL ALLOCATION
                                       PORTFOLIO, BLACKROCK HIGH INCOME
                                       PORTFOLIO, BLACKROCK GOVERNMENT
                                       INCOME PORTFOLIO, BLACKROCK
                                       LARGE CAP CORE PORTFOLIO,
                                       BLACKROCK MONEY MARKET
                                       PORTFOLIO, BLACKROCK TOTAL
                                       RETURN PORTFOLIO


                                       By: /s/ Donald C. Burke
                                          ---------------------------------
                                       Name: Donald C. Burke
                                       Title: President

                                       BLACKROCK ADVISORS, LLC


                                       By: /s/ Jay Fife
                                          ---------------------------------
                                       Name: Jay Fife
                                       Title: Managing Director

                                   Schedule A

                           BLACKROCK SERIES FUND, INC.

                      BlackRock Balanced Capital Portfolio
                     BlackRock Fundamental Growth Portfolio
                      BlackRock Global Allocation Portfolio
                         BlackRock High Income Portfolio
                      BlackRock Government Income Portfolio
                       BlackRock Large Cap Core Portfolio
                        BlackRock Money Market Portfolio
                        BlackRock Total Return Portfolio

                                   Schedule B

                             Investment Advisory Fee

                  Average Daily Net Assets of
                 the Eight Combined Portfolios           Investment Advisory Fee
                 -----------------------------           -----------------------

Not exceeding $250 million...............................        0.50%

In excess of $250 million but not
  exceeding $300 million.................................        0.45%

In excess of $300 million but not
  exceeding $400 million.................................        0.40%

In excess of $400 million but not
  exceeding $800 million.................................        0.35%

In excess of $800 million................................        0.30%


These fee rates are applied to the average daily net assets of each Portfolio, with the reduced rates above applicable to portions of the assets of each Portfolio to the extent that the aggregate average daily net assets of the eight combined Portfolios exceed $250 million, $300 million, $400 million and $800 million (each such amount being a "breakpoint level"). The portion of the assets of a Portfolio to which the rate at each breakpoint level applies will be determined on a "uniform percentage" basis. The uniform percentage applicable to a breakpoint level is determined by dividing the amount of the aggregate average daily net assets of the eight combined Portfolios that falls within that breakpoint level by the aggregate average daily net assets of the eight combined Portfolios. The amount of the fee for a Portfolio at each breakpoint level is determined by multiplying the average daily net assets of that Portfolio by the uniform percentage applicable to that breakpoint level and multiplying the product by the applicable advisory fee rate.